Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON’S UV TECHNOLOGIES DIVISION ANNOUNCES NEW SENTINEL® 12 DRINKING

WATER DISINFECTION SYSTEM

San Antonio, TX – November 15, 2004 – Calgon Carbon Corporation’s UV Technologies Division announced today, at the AWWA’s Annual Water Quality Technology Conference and Exposition (WQTC), the launch of the new SENTINEL® 12 drinking water disinfection system.

The SENTINEL® 12 drinking water disinfection system, the latest addition to Calgon Carbon’s SENTINEL® ultraviolet drinking water disinfection product line, is a reliable barrier against Cryptosporidium, Giardia, and other pathogens in small- to medium-sized drinking water treatment plants. Utilizing medium-pressure lamp technology, the SENTINEL® 12 was specifically engineered to meet plant operator demands for a cost-effective, robust, and compact advanced UV disinfection system that can be easily installed into new or existing water treatment facilities.

The SENTINEL® 12 is an extension of Calgon Carbon’s industry-leading SENTINEL® product line and is consistent with Calgon Carbon’s strategic initiative to grow its UV Technologies Division through new product development.

James A. Sullivan, general manager for Calgon Carbon’s UV Technologies Division said, “This is the second new product launch from our UV Technologies Division in the past two months and represents Calgon Carbon’s continued commitment to the UV disinfection business.” He added “The launch of the Sentinel® 12 now allows Calgon Carbon to offer the small- to medium-sized drinking water plants a cost-effective, technologically advanced UV disinfection solution to meet pending EPA regulations for drinking water treatment.”

Calgon Carbon Corporation (NYSE: CCC), headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 18 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.